Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Range Resources Corporation of our report dated March 4, 2003, with respect to the consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the year ended December 31, 2002. Our report refers to a change in the Company’s method of accounting for derivative financial instruments and hedging activities in 2001.

/s/ KPMG LLP

Dallas, Texas
June 8, 2005